Report of Independent Registered Public Accounting Firm


To the Board of Trustees of
Hancock Horizon Funds of
The Advisors' Inner Circle Fund II

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the Hancock Horizon Funds of The Advisors' Inner Circle Fund II (comprised of Hancock Horizon Prime Money Market Fund, Hancock Horizon Treasury Securities Money Market Fund, Hancock Horizon Strategic Income Bond Fund, Hancock Horizon Value Fund, Hancock Horizon Growth Fund and Hancock Horizon Burkenroad Fund)(the "Funds") complied with the requirements of subsections (b) and (c) of rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of April 30, 2007. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of April 30, 2007, and with respect to agreement of security purchases and sales, for the period from February 28, 2007 (the date of the last examination), through April 30, 2007:

o Confirmation of all securities held in book entry form by SEI Private Trust Company, the Funds' sub-custodian (which include but are not limited to securities held by the Funds).

o Reconciliation of all such securities between SEI Private Trust Company and the records of Hancock Bank;

o Reconciliation of all securities maintained by Hancock Bank, the Custodian, to the books and records of the Funds;

o Agreement of one security purchase and one security sale or maturity from the books and records of each of the Funds to broker confirmations or alternative supporting documents.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Hancock Horizon Funds of The Advisors' Inner Circle Fund II complied with the requirements of subsections (b) and (c) of rule 17f-2 of the Act as of April 30, 2007, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of the Hancock Horizon Funds of The Advisors' Inner Circle Fund II and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                                               ERNST & YOUNG LLP


Philadelphia, Pennsylvania
July 16, 2008

        MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH CERTAIN PROVISIONS
                     OF THE INVESTMENT COMPANY ACT OF 1940



We, as members of management of Hancock Horizon Funds (comprised of Hancock Horizon Prime Money Market Fund, Hancock Horizon Treasury Securities Money Market Fund, Hancock Horizon Strategic Income Bond Fund, Hancock Horizon Value Fund, Hancock Horizon Growth Fund and Hancock Horizon Burkenroad Fund)(the "Funds") of The Advisors' Inner Circle Fund II, are responsible for complying with the requirements of subsections (b) and (c) of rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of rule 17f-2 as of April 30, 2007, and from February 28, 2007 through April 30, 2007.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of rule 17f-2 of the Investment Company Act of 1940 as of April 30, 2007, and from February 28, 2007 through April 30, 2007, with respect to securities reflected in the investment account of the Funds.


Hancock Horizon Funds of
The Advisors' Inner Circle Fund II
By:

/s/ Phillip T. Masterson
Philip T. Masterson
President

/s/ Michael Lawson
Michael Lawson
Controller and Chief Financial Officer

FUND NAME                                                              STATE                     REGISTRATION         FILE NUMBER


The Advisors' Inner Circle Fund II
                                                                       CALIFORNIA                ANNUAL                  505 7356
                                                                       COLORADO                  ANNUAL               IC 1995 08 501
                                                                       GEORGIA                   OTHER                 SC-MF-020269
                                                                       Guam                      OTHER
                                                                       ILLINOIS                  ANNUAL                  60004987
                                                                       INDIANA                   ANNUAL                 93-0548 IC
                                                                       MINNESOTA                 ANNUAL                  R-36888.2
                                                                       Minnesota Exemption       ANNUAL
                                                                       NORTH CAROLINA            ANNUAL                    3326
                                                                       PENNSYLVANIA              ANNUAL                1993-02-003MF
                                                                       VIRGINIA                  ANNUAL                   117018
                                                                       VIRGIN ISLANDS            ANNUAL
                                                                       WYOMING                   OTHER                     18723
Advisors' Inner Circle Fund II (FYE 7/31/)
                                                                       INDIANA                   ANNUAL                 04-0688 IC

The AIC Fund II - Hancock Bank Family of Funds - Trust Class
                                                                       KENTUCKY                  ANNUAL                  60014025
                                                                       LOUISIANA                 ANNUAL                   115764
                                                                       NEW JERSEY                ANNUAL                  BEM-0169
                                                                       OHIO                      OTHER                     58170
                                                                       UTAH                      ANNUAL                 006-9458-91

Prime Money Market Fund - Institutional Class Shs Prospectus
                                                                       LOUISIANA                 ANNUAL                   118703
The Advisors' Inner Circle Fund II -  Class A Share Pro
                                                                       KENTUCKY                  ANNUAL
                                                                       LOUISIANA                 ANNUAL                   121280
                                                                       NEW JERSEY                ANNUAL                  BEM-3641
                                                                       OHIO                      OTHER                     58168
                                                                       UTAH                      ANNUAL                 007-0315-61
The Advisors' Inner Circle Fund II Prospectus
                                                                       KENTUCKY                  ANNUAL                  60016281
                                                                       LOUISIANA                 ANNUAL                   117644
                                                                       NEW JERSEY                ANNUAL                  BEM-3850
                                                                       OHIO                      OTHER                     60872
                                                                       UTAH                      ANNUAL                 007-0524-00
The Advisors' Inner Circle Fund II - Class A Shares Prospect
                                                                       KENTUCKY                  ANNUAL                  60017363
                                                                       LOUISIANA                 ANNUAL                   122182
                                                                       NEW JERSEY                ANNUAL                  BEM-4154
                                                                       OHIO                      OTHER
                                                                       UTAH                      ANNUAL
The AIC Fund II - Hancock Bank Family of Funds - Trust Class
                                                                       LOUISIANA                 ANNUAL                   117061
The Advisor's Inner  Cir - Hancock Family of Funds - Class A
                                                                       LOUISIANA                 ANNUAL                   117001
The Advisors Inner Circle II- Hancock Bank Family of Funds -
                                                                       LOUISIANA                 ANNUAL                   117000
The AIC Fund II - Treasury Securities MM Fund
                                                                       ALABAMA                   ANNUAL                    27873
AIC Fund II - Treasury Securities MM Fund - Class A Shares
                                                                       MISSISSIPPI               ANNUAL                  60001564
                                                                       TEXAS                     ANNUAL                   M 62883
AIC Fund II - Treasury Securities MM Fund - Inst Sweep
                                                                       MISSISSIPPI               ANNUAL                  60001563
                                                                       TEXAS                     ANNUAL                   M 62884
The AIC Fund II - Treasury Securities MM Fund - Trust Class
                                                                       MISSISSIPPI               ANNUAL                  60001562
                                                                       TEXAS                     ANNUAL                   M 62885




FUND NAME                                                              STATE                     REGISTRATION         FILE NUMBER

The Advisors' Inner Circle Fund II  - Strategic Income Bond
                                                                       ALABAMA                   ANNUAL                    27875
AIC Fund II - Strategic Income Bond Fund - Class A Shares
                                                                       MISSISSIPPI               ANNUAL                  60001565
                                                                       TEXAS                     GOOD UNTIL SOLD          C 62900
AIC Fund II - Strategic Income Bond Fund - Class C Shares
                                                                       MISSISSIPPI               ANNUAL                  60001566
                                                                       TEXAS                     GOOD UNTIL SOLD          C 62901
AIC Fund II - Strategic Income Bond Fund - Trust Class Sh
                                                                       MISSISSIPPI               ANNUAL                  60001567
                                                                       TEXAS                     GOOD UNTIL SOLD          C 62902
The Advisors' Inner Circle Fund II - Value Fund
                                                                       ALASKA                    OTHER                   60057195
                                                                       ALABAMA                   ANNUAL                    27876
                                                                       ARKANSAS                  ANNUAL                  60018321
                                                                       CONNECTICUT               ANNUAL                   1039058
                                                                       DELAWARE                  ANNUAL                    47021
                                                                       HAWAII                    ANNUAL
                                                                       IDAHO                     ANNUAL                    59680
                                                                       KANSAS                    ANNUAL                2006S0001260
                                                                       MISSOURI                  ANNUAL                 2005-00840
                                                                       NEVADA                    ANNUAL
                                                                       NEW YORK                  OTHER                   S31-57-69
                                                                       OREGON                    ANNUAL                  2006-1422
                                                                       RHODE ISLAND              ANNUAL
                                                                       SOUTH CAROLINA            ANNUAL                   MF16485
AIC Fund II - Value Fund - Class A Shares
                                                                       ARIZONA                   ANNUAL                    43975
                                                                       DISTRICT OF COLUMB        ANNUAL                  60026692
                                                                       IOWA                      ANNUAL                   I-62936
                                                                       MASSACHUSETTS             ANNUAL
                                                                       MARYLAND                  ANNUAL                 SM20061318
                                                                       MAINE                     ANNUAL                  10011917
                                                                       MICHIGAN                  ANNUAL                   947661
                                                                       MISSISSIPPI               ANNUAL                  60001568
                                                                       MONTANA                   ANNUAL                    57144
                                                                       NORTH DAKOTA              ANNUAL                    AU783
                                                                       NEBRASKA                  ANNUAL                    66047
                                                                       NEW HAMPSHIRE             ANNUAL
                                                                       NEW MEXICO                ANNUAL                    22825
                                                                       OKLAHOMA                  ANNUAL                 SE-2174409
                                                                       SOUTH DAKOTA              ANNUAL                    36781
                                                                       TENNESSEE                 ANNUAL                  RM08-1191
                                                                       TEXAS                     GOOD UNTIL SOLD          C 62897
                                                                       VERMONT                   ANNUAL                 06/14/06-04
                                                                       WASHINGTON                GOOD UNTIL SOLD         60042134
                                                                       WISCONSIN                 ANNUAL                  505673-03
                                                                       WEST VIRGINIA             GOOD UNTIL SOLD         MF 55563
AIC Fund II - Value Fund - Class C Shares
                                                                       MARYLAND                  ANNUAL                 SM20072755
                                                                       MISSISSIPPI               ANNUAL                  60001569
                                                                       NEBRASKA                  ANNUAL                    66049
                                                                       NEW HAMPSHIRE             ANNUAL
                                                                       OKLAHOMA                  ANNUAL                 SE-2174410
                                                                       TEXAS                     GOOD UNTIL SOLD          C 62898
                                                                       WISCONSIN                 ANNUAL                  527896-03
AIC Fund II - Value Fund - Trust Class Shares
                                                                       MASSACHUSETTS             ANNUAL
                                                                       MISSISSIPPI               ANNUAL                  60001570
                                                                       NEBRASKA                  ANNUAL                    66048




FUND NAME                                                              STATE                     REGISTRATION         FILE NUMBER

                                                                       NEW HAMPSHIRE             ANNUAL
                                                                       OKLAHOMA                  ANNUAL                 SE-2174411
                                                                       TEXAS                     GOOD UNTIL SOLD          C 62899
AIC Fund II - Growth Fund
                                                                       ALASKA                    OTHER                   60057476
                                                                       ALABAMA                   ANNUAL                    29116
                                                                       ARKANSAS                  ANNUAL                  60018555
                                                                       CONNECTICUT               ANNUAL                   1040262
                                                                       DELAWARE                  ANNUAL                    47287
                                                                       HAWAII                    ANNUAL
                                                                       IDAHO                     ANNUAL                    59962
                                                                       KANSAS                    ANNUAL                2007S0000154
                                                                       MISSOURI                  ANNUAL                 1993-00886
                                                                       MONTANA                   ANNUAL                    57674
                                                                       NEVADA                    ANNUAL
                                                                       NEW YORK                  OTHER                   S31-61-92
                                                                       OREGON                    ANNUAL                  2006-1525
                                                                       RHODE ISLAND              ANNUAL
                                                                       SOUTH CAROLINA            ANNUAL                   MF16587
The AIC Fund II - Growth Fund - Class A Sh
                                                                       ARIZONA                   ANNUAL                    44546
                                                                       DISTRICT OF COLUMB        ANNUAL                  60027082
                                                                       IOWA                      ANNUAL                   I-63568
                                                                       MASSACHUSETTS             ANNUAL
                                                                       MARYLAND                  ANNUAL                 SM20061835
                                                                       MAINE                     ANNUAL                  10012554
                                                                       MICHIGAN                  ANNUAL                   948176
                                                                       MISSISSIPPI               ANNUAL                  60004082
                                                                       NORTH DAKOTA              ANNUAL                    AV301
                                                                       NEBRASKA                  ANNUAL                    66572
                                                                       NEW HAMPSHIRE             ANNUAL
                                                                       NEW MEXICO                ANNUAL                    23431
                                                                       OKLAHOMA                  ANNUAL                 SE-2155978
                                                                       SOUTH DAKOTA              ANNUAL                    37279
                                                                       TENNESSEE                 ANNUAL                  RM07-1180
                                                                       TEXAS                     GOOD UNTIL SOLD          C 65546
                                                                       VERMONT                   ANNUAL                 08/23/06-23
                                                                       WASHINGTON                GOOD UNTIL SOLD         60042646
                                                                       WISCONSIN                 ANNUAL                  507515-03
                                                                       WEST VIRGINIA             GOOD UNTIL SOLD         MF 56176
AIC Fund II - Growth Fund - Class C Share
                                                                       MISSISSIPPI               ANNUAL                  60004083
                                                                       TEXAS                     GOOD UNTIL SOLD          C 65547
AIC Fund II - Growth Fund - Trust Class Shares
                                                                       MISSISSIPPI               ANNUAL                  60004084
                                                                       TEXAS                     GOOD UNTIL SOLD          C 65548
Burkenroad Fund
                                                                       ALASKA                    OTHER                   60053198
                                                                       ALABAMA                   ANNUAL                    30176
                                                                       ARKANSAS                  ANNUAL                  60016657
                                                                       CONNECTICUT               ANNUAL                   1023325
                                                                       DELAWARE                  ANNUAL                    45261
                                                                       HAWAII                    ANNUAL
                                                                       IDAHO                     ANNUAL                    58005
                                                                       KANSAS                    ANNUAL                2004S0000183
                                                                       MISSOURI                  ANNUAL
                                                                       NEVADA                    ANNUAL
                                                                       NEW YORK                  OTHER                   S30-33-10
                                                                       OREGON                    ANNUAL                  2005-194
                                                                       RHODE ISLAND              ANNUAL
                                                                       SOUTH CAROLINA            ANNUAL                   MF15743




FUND NAME                                                              STATE                     REGISTRATION         FILE NUMBER

Burkenroad Fund - Class A Shares
                                                                       ARIZONA                   ANNUAL                    39766
                                                                       DISTRICT OF COLUMB        ANNUAL                  60022980
                                                                       IOWA                      ANNUAL                   I-59260
                                                                       MASSACHUSETTS             ANNUAL
                                                                       MARYLAND                  ANNUAL                 SM20032037
                                                                       MAINE                     ANNUAL                  10007145
                                                                       MICHIGAN                  ANNUAL                   944053
                                                                       MISSISSIPPI               ANNUAL                  60006348
                                                                       MONTANA                   ANNUAL                    53948
                                                                       NORTH DAKOTA              ANNUAL                    AP252
                                                                       NEW HAMPSHIRE             ANNUAL
                                                                       NEW MEXICO                ANNUAL                    19233
                                                                       OKLAHOMA                  ANNUAL                 SE-2167274
                                                                       PUERTO RICO               ANNUAL                   S-29158
                                                                       SOUTH DAKOTA              ANNUAL                    33249
                                                                       TENNESSEE                 ANNUAL                  RM08-1191
                                                                       TEXAS                     GOOD UNTIL SOLD          C 68047
                                                                       VERMONT                   ANNUAL                 02/15/05-01
                                                                       WASHINGTON                GOOD UNTIL SOLD         60038199
                                                                       WISCONSIN                 ANNUAL                  489962-03
                                                                       WEST VIRGINIA             GOOD UNTIL SOLD         MF 51603
Burkenroad Fund - Class D Shares
                                                                       IOWA                      ANNUAL                   I-65540
                                                                       MASSACHUSETTS             ANNUAL
                                                                       MARYLAND                  ANNUAL                 SM20022299
                                                                       MISSISSIPPI               ANNUAL                  60006349
                                                                       NORTH DAKOTA              ANNUAL                    AU036
                                                                       NEBRASKA                  ANNUAL                    64530
                                                                       OKLAHOMA                  ANNUAL                 SE-2157897
                                                                       SOUTH DAKOTA              ANNUAL                    34077
                                                                       TENNESSEE                 ANNUAL                  RM08-1191
                                                                       TEXAS                     GOOD UNTIL SOLD          C 68048
                                                                       WASHINGTON                GOOD UNTIL SOLD         60041484
                                                                       WISCONSIN                 ANNUAL                   452021
Burkenroad Fund - Class D Shares Prospectus
                                                                       LOUISIANA                 ANNUAL                   120326
                                                                       NEW JERSEY                ANNUAL                  BEM-0170
                                                                       OHIO                      OTHER                     58169


Prime Money Market Fund
                                                                       ALABAMA                   ANNUAL                    34530
Prime Money Market Fund - Institutional Class Shares
                                                                       MISSISSIPPI               ANNUAL                  60040189
                                                                       TEXAS                     ANNUAL                   M 78793
